Exhibit 10.9

AMENDMENT NO. 1 TO THE SECOND AMENDED AND RESTATED

LIMITED PARTNERSHIP AGREEMENT

OF

GRIFFIN CAPITAL ESSENTIAL ASSET OPERATING PARTNERSHIP, L.P.

ESTABLISHING

SERIES A CUMULATIVE REDEEMABLE EXCHANGEABLE PREFERRED UNITS

OF

LIMITED PARTNERSHIP INTEREST

In accordance with Section 4.2(a)(i) and Article 12 of the Second Amended and Restated Limited Partnership Agreement, effective as of November 5, 2013 (the “Partnership Agreement”), of Griffin Capital Essential Asset Operating Partnership, L.P. (the “Partnership”), the Partnership Agreement is hereby amended by this Amendment No. 1 thereto (this “Amendment”) to establish a series of 24,319,066 preferred units of limited partnership interest of the Partnership which shall be designated the “Series A Cumulative Redeemable Exchangeable Preferred Units” (the “Preferred Units”), having the rights, preferences, powers, privileges and restrictions, qualifications and limitations set forth below and which shall be issued to SPT Griffin Holdings, LLC (the “Purchaser”). Certain terms used herein are defined in Section 12 of Exhibit I hereto. Capitalized terms used and not otherwise defined herein shall have the meanings set forth in the Partnership Agreement.

WHEREAS, the Partnership, Griffin Capital Essential Asset REIT, Inc. (the “General Partner”), the Purchaser and Starwood Property Trust, Inc. executed a Purchase Agreement, dated November 5, 2013 (the “Purchase Agreement”), pursuant to which the Partnership agreed to issue, and the Purchaser agreed to purchase, 24,319,066 Preferred Units on the terms set forth therein and herein; and

WHEREAS, pursuant to Section 4.2(a)(i) of the Partnership Agreement, the Partnership is issuing 24,319,066 Preferred Units to the Purchaser with the rights, powers, privileges and restrictions, qualifications and limitations as set forth below pursuant to the terms of the Purchase Agreement.

NOW THEREFORE, in consideration of the mutual covenants contained herein, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

Section 1. Issuance of Preferred Units

Pursuant to Section 4.2(a)(i) of the Partnership Agreement, the Partnership hereby issues 24,319,066 Preferred Units to the Purchaser. The Preferred Units will have the rights, powers, privileges, restrictions, qualifications and limitations specified in Exhibit I hereto. In consideration for the issuance of the Preferred Units, the Purchaser has made a Capital Contribution to the Partnership in an amount equal to $245,474,998.51, in accordance with the terms of the Purchase Agreement.

The admission of the Purchaser as an Additional Limited Partner of the Partnership shall become effective as of the date of this Amendment, which shall also be the date upon which the name of the Purchaser is recorded on the books and records of the Partnership and Exhibit A to the Partnership Agreement is amended to reflect such admission.

Section 2. Amendment to Partnership Agreement

Pursuant to Article 12 of the Partnership Agreement, the General Partner, as general partner of the Partnership and as attorney-in-fact for its Limited Partners, hereby amends the Partnership Agreement to set forth the rights, powers, privileges, restrictions, qualifications and limitations of the Preferred Units, as specified in Exhibit I hereto.

Section 3. Continuation of Partnership Agreement

The Partnership Agreement and this Amendment shall be read together and shall have the same force and effect as if the provisions of the Partnership Agreement and this Amendment (including Exhibit I hereto) were contained in one document. Any provisions of the Partnership Agreement not amended by this Amendment shall remain in full force and effect as provided in the Partnership Agreement immediately prior to the date hereof. In the event of a conflict between the provisions of this Amendment and the Partnership Agreement, the provisions of this Amendment shall control.

IN WITNESS WHEREOF, the parties hereto have executed this Amendment to the Partnership Agreement as of the 5th day of November, 2013.

GENERAL PARTNER:

GRIFFIN CAPITAL ESSENTIAL ASSET REIT, INC.

By:	/s/ Joseph E. Miller
	Name:	Joseph E. Miller
	Title:	Chief Financial Officer

EXISTING LIMITED PARTNERS:

By:	Griffin Capital Essential Asset REIT, Inc.,
as Attorney-in-Fact for the Limited Partners

	By:	/s/ Joseph E. Miller
		Name:	Joseph E. Miller
		Title:	Chief Financial Officer

SERIES A CUMULATIVE REDEEMABLE
EXCHANGEABLE PREFERRED UNIT HOLDER:

SPT GRIFFIN HOLDINGS, LLC

By:	/s/ Andrew J. Sossen
	Name:	Andrew J. Sossen
	Title:	Authorized Signature

2

EXHIBIT I

GRIFFIN CAPITAL ESSENTIAL ASSET OPERATING PARTNERSHIP, L.P.

DESIGNATION OF THE RIGHTS, POWERS, PRIVILEGES,

RESTRICTIONS, QUALIFICATIONS AND LIMITATIONS

OF THE SERIES A CUMULATIVE REDEEMABLE

EXCHANGEABLE PREFERRED UNITS

The following are the terms of the Series A Cumulative Redeemable Exchangeable Preferred Units (the “Preferred Units”) established pursuant to this Amendment:

(1) Number. The maximum number of authorized Preferred Units shall be 24,319,066.

(2) Rank. The Preferred Units will, with respect to distribution rights and rights upon liquidation, dissolution or winding up of the Partnership, rank: (a) senior to all classes or series of Partnership Units not designated as Preferred Units (“Common Units”) and to all equity securities issued by the Partnership the terms of which provide that such equity securities shall rank junior to such Preferred Units; (b) on a parity with all equity securities issued by the Partnership other than those referred to in clauses (a) and (c); and (c) junior to all equity securities issued by the Partnership that rank senior to the Preferred Units. The term “equity securities” shall not include convertible debt securities.

(3) Distributions.

(a) Commencing from and including the date hereof (the “Date of Issuance”), distributions (the “Distributions”) on each Preferred Unit shall be payable monthly in arrears, in an amount equal to: (i) in the case of the period from and including the Date of Issuance to but excluding November 1, 2015, the LIBOR Rate plus 7.25% per annum of the Liquidation Preference (as defined below) per unit; (ii) in the case of the period from and including November 1, 2015 to but excluding November 1, 2016, the LIBOR Rate plus 8.25% per annum of the Liquidation Preference per unit; (iii) in the case of the period from and including November 1, 2016 to but excluding November 1, 2017, the LIBOR Rate plus 9.25% per annum of the Liquidation Preference per unit; (iv) in the case of the period from and including November 1, 2017 to but excluding November 1, 2018, the LIBOR Rate plus 10.25% per annum of the Liquidation Preference per unit; and (v) in the case of each twelve-month period thereafter, until the redemption, repurchase or exchange of such Preferred Units in accordance with Section 5, 6 or 10, as the case may be, from and including the 1st day of November of such twelve-month period to but excluding the immediately succeeding 1st day of November, an amount per annum of the Liquidation Preference per unit equal to the product of (A) the Distribution payable in the immediately preceding twelve-month period per unit multiplied by (B) 105% (each of the foregoing periods being referred to as a “Distribution Period” and each of the foregoing rates for the applicable Distribution Period being referred to as a “Pay Rate”, as any such Pay Rate may be adjusted as provided in Section 3(f) below). Distributions on the Preferred Units shall be cumulative from the Date of Issuance at the then-applicable Pay Rate, and shall be declared and payable monthly in arrears on the 1st day of each month of each year or, if not a business day, the next succeeding business day, commencing on December 1, 2013 (each, a “Distribution Payment Date”), and will be computed on the basis of a 360-day year and the actual number of days in the applicable period. Distributions will be payable to holders of record as they appear in the records of the Partnership at the close of business on the applicable record date by wire transfer pursuant to wire instructions provided by such holders. The record date shall be the last calendar day of the month immediately preceding each Distribution Payment Date (each, a “Distribution Payment Record Date”).

(b) Distributions on the Preferred Units shall accumulate at the then-applicable Pay Rate whether or not, in any Distribution Period, the Partnership has earnings, whether or not such Distribution shall be authorized and declared and whether or not there shall be funds of the Partnership legally available for payment of such Distributions. If on any Distribution Payment Date the Partnership shall not be permitted under Delaware law to pay all or a portion of any such Distributions, the Partnership shall take such action as may be lawfully permitted in order to enable the Partnership, to the extent permitted by Delaware law, lawfully to pay such Distributions. Accumulated but unpaid Distributions, if any, on the Preferred Units will accrue interest at the then-applicable Default Rate (as defined below).

(c) No full distributions will be authorized or paid or set apart for payment on any equity securities of the Partnership ranking, as to distributions, on a parity with or junior to the Preferred Units for any period unless full Distributions on the Preferred Units (plus accrued interest thereon, if any, pursuant to Section 3(b)) have been or contemporaneously are authorized and paid or authorized and a sum sufficient for the payment thereof is set apart for such payment for all past Distribution Periods and the then-current Distribution Period. Subject to Section 6(f) and Sections 7(a) through 7(d), when Distributions are not paid in full or a sum sufficient for such full payment is not so set apart on the Preferred Units (plus accrued interest thereon, if any, pursuant to Section 3(b)) and the other equity securities of the Partnership ranking on a parity as to distributions with the Preferred Units, all distributions authorized upon the Preferred Units and any other equity securities of the Partnership ranking on a parity as to distributions with the Preferred Units shall be authorized pro rata so that the amount of distributions authorized per Preferred Unit and such other equity securities shall in all cases bear to each other the same ratio that accumulated distributions per Preferred Unit and such other equity securities (which shall not include any accumulation in respect of unpaid distributions for prior distribution periods if such equity securities do not have cumulative distributions) bear to each other.

(d) Except as provided in Section 3(c), unless full Distributions on the Preferred Units (plus accrued interest thereon, if any, pursuant to Section 3(b)) have been or contemporaneously are authorized and paid or authorized and a sum sufficient for the payment thereof is set apart for payment for all past Distribution Periods and the then-current Distribution Period, no distributions shall be authorized or paid or set apart for payment or other distribution shall be authorized or made upon the Common Units or any other equity securities of the Partnership ranking junior to or on a parity with the Preferred Units as to distributions or upon liquidation, nor shall any Common Units or any other equity securities of the Partnership ranking junior to or on a parity with the Preferred Units as to distributions or upon liquidation be redeemed, purchased or otherwise acquired for any consideration (or any monies be paid to or made available for a sinking fund for the redemption of any such units) by the Partnership.

(e) Any Distribution payment made on Preferred Units shall first be credited against the earliest accumulated but unpaid Distribution due with respect to such Preferred Units which remains payable (plus accrued interest thereon pursuant to Section 3(b)).

(f) During the continuance of an Event of Default, the then-current Pay Rate for the applicable Distribution Period shall be increased such that the Pay Rate for such Distribution Period shall be deemed to equal the lesser of (i) the sum of (x) such Pay Rate plus (y) 5% of such Pay Rate and (ii) the maximum rate permitted by applicable law (the “Default Rate”). Any such increase in the Pay Rate shall take effect from the first day of the Distribution Period during which such Event of Default occurred. In the event that such Event of Default is subsequently cured or waived by the holders of the Preferred Units, the Pay Rate shall be reduced to the Pay Rate that would have been in effect pursuant to Section 3(a) had no such Event of Default taken place, with such reduction to take effect as of the first day of the Distribution Period immediately following the Distribution Period during which such Event of Default was cured or waived.

(4) Liquidation Preference.

(a) Upon any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Partnership (referred to herein as a “liquidation”), the holders of the Preferred Units will be entitled to be paid out of the assets of the Partnership legally available for distribution to its unitholders liquidating distributions, in cash, in the amount of a liquidation preference of $10.28 per unit of outstanding Preferred Units (the “Liquidation Preference”), plus an amount equal to any accumulated and unpaid Distributions to the date of such liquidation (plus accrued interest thereon pursuant to Section 3(b)), before any distribution or payment is made to holders of Common Units or any other equity securities of the Partnership ranking junior to the Preferred Units as to the distribution of assets upon a liquidation. After payment of the full amount of the liquidating distributions to which they are entitled, the holders of Preferred Units will have no right or claim to any of the remaining assets of the Partnership.

(b) In the event that, upon any liquidation of the Partnership, the available assets of the Partnership are insufficient to pay the amount of the liquidating distributions on all outstanding Preferred Units, plus an amount equal to any accumulated and unpaid Distributions to the date of such liquidation (plus accrued interest thereon pursuant to Section 3(b)) and the corresponding amounts payable on all other equity securities of the Partnership ranking on a parity with Preferred Units in the distribution of assets upon a liquidation, then the holders of Preferred Units and all other such equity securities of the Partnership ranking on a parity with Preferred Units shall share ratably in any such distribution of assets in proportion to the full liquidating distributions per unit to which they would otherwise be respectively entitled.

(c) The consolidation or merger of the Partnership with or into any other entity, or the merger of another entity with or into the Partnership, or a statutory unit exchange by the Partnership, or the sale, lease or conveyance of all or substantially all of the property or business of the Partnership, shall be deemed to constitute a liquidation of the Partnership.

(d) The Liquidation Preference of the outstanding Preferred Units will not be added to the liabilities of the Partnership for the purpose of determining whether under the Delaware Revised Uniform Limited Partnership Act a distribution may be made to unitholders of the Partnership whose preferential rights upon dissolution of the Partnership are junior to those of holders of Preferred Units. This Section 4(d) shall be without prejudice to the provisions of Sections 3(a) and 4(a) hereof.

(5) Redemption and Repurchase.

(a) The Partnership may redeem the Preferred Units, in whole or in part at the option of the Partnership at any time or from time to time, at a redemption price per unit in cash equal to: (i) in the case of a redemption made at any time prior to the 24-month anniversary of the Date of Issuance, an amount equal to the sum of (A) the Liquidation Preference plus (B) 1.81% of the Liquidation Preference plus (C) the Make Whole Payment; and (ii) in the case of a redemption made at any time thereafter, an amount equal to the sum of (A) the Liquidation Preference plus (B) 1.81% of the Liquidation Preference, plus, in the case of both clauses (i) and (ii) above, all accumulated and unpaid Distributions thereon to the date of redemption (plus accrued interest thereon pursuant to Section 3(b)) (the “Redemption Price”). If fewer than all of the outstanding Preferred Units are to be redeemed at the option of the Partnership, the Preferred Units to be redeemed shall be determined pro rata or by lot or in such other manner as determined by the General Partner to be fair and equitable to holders of Preferred Units.

(b) In addition to redemption at the option of the Partnership pursuant to Section 5(a), on the Distribution Payment Date occurring in the 25th month following the Date of Issuance, and on each six-month anniversary thereafter (each such date, a “Semi-Annual Repurchase Date”), the Partnership will be required to repurchase a number of Preferred Units equal to the lesser of: (i) 10% of the then-outstanding Preferred Units and (ii) an aggregate Liquidation Preference of $25.0 million (the “Semi-Annual Repurchase”) at the Redemption Price and, in each case, rounded to the nearest whole unit; provided, however, that, if on any Semi-Annual Repurchase Date, (A) the aggregate of all Indebtedness and the Liquidation Preference of all then-outstanding Preferred Units is less than 55% of the “as stabilized” value of the Portfolio, as appraised by an independent third party appraiser acceptable to holders of record of at least a majority of the Preferred Units then outstanding, and (B) the Portfolio is generating a minimum “as stabilized” Debt Yield of 14.0%, the Semi-Annual Repurchase will not be required on such Semi-Annual Repurchase Date. If fewer than all of the outstanding Preferred Units are to be repurchased on a Semi-Annual Repurchase Date, the Preferred Units to be repurchased shall be determined pro rata or by lot or in such other manner as determined by the General Partner to be fair and equitable to holders of Preferred Units.

(c) Notice of a redemption or repurchase pursuant to either Section 5(a) or 5(b), respectively, will be mailed by the Partnership, postage prepaid, not less than 10 nor more than 30 days prior to the redemption or repurchase date (as the case may be), addressed to the respective holders of the Preferred Units to be redeemed or repurchased at their respective addresses as they appear on the books of the Partnership. Each notice shall state: (i) the redemption or repurchase date; (ii) the number of Preferred Units to be redeemed or repurchased; (iii) the Redemption Price; (iv) the place or places where certificates representing such Preferred Units are to be surrendered for payment of the Redemption Price; and (v) that Distributions on the Preferred Units to be redeemed or repurchased will cease to accumulate on such redemption or repurchase date. If fewer than all the Preferred Units are to be redeemed or repurchased, the notice mailed to each such holder thereof shall also specify the number of Preferred Units to be redeemed or repurchased from each such holder. In the event that the Partnership determines that, for any Semi-Annual Repurchase Date, a Semi-Annual Repurchase will not be required pursuant to the terms of Section 5(b), the Partnership shall provide notice to the holders of Preferred Units of such determination (which notice shall include the calculations pursuant to which the Partnership determined that a Semi-Annual Repurchase is not required on such Semi-Annual Repurchase Date) not later than such Semi-Annual Repurchase Date.

(d) On or after a redemption or repurchase date, each holder of Preferred Units to be redeemed or repurchased must present and surrender the certificates representing the Preferred Units to the Partnership at the place designated in the notice of redemption or repurchase and thereupon the Redemption Price of such Preferred Units will be paid to or on the order of the Person whose name appears on such certificates as the owner thereof by wire transfer pursuant to wire instructions provided by such Person and each surrendered certificate will be canceled. In the event that fewer than all the Preferred Units are to be redeemed or repurchased, a new certificate will be issued representing the unredeemed or unrepurchased Preferred Units.

(e) From and after a redemption or repurchase date (unless the Partnership defaults in payment of the Redemption Price), all distributions on the Preferred Units subject to such redemption or repurchase will cease to accumulate and all rights of the holders thereof, except the right to receive the Redemption Price thereof (including all accumulated and unpaid Distributions to the redemption or repurchase date (plus accrued interest thereon pursuant to Section 3(b))), will cease and terminate and such Preferred Units will not thereafter be transferred (except with the consent of the Partnership) on the Partnership’s records, and such Preferred Units shall not be deemed to be outstanding for any purpose whatsoever. In the event that the Partnership defaults in the payment of the Redemption Price for any Preferred Units surrendered for redemption or repurchase, such Preferred Units shall continue to be deemed to be outstanding for all purposes and to be owned by the respective holders that surrendered such Preferred Units, and the Partnership shall promptly return the surrendered certificates representing such Preferred Units to such holders (although the failure of the Partnership to return such certificates to such holders shall in no way affect the ownership of such Preferred Units by such holders or their rights thereunder).

(f) Immediately prior to any redemption or repurchase of Preferred Units, the Partnership shall pay, in cash, any accumulated and unpaid Distributions to the redemption or repurchase date (plus accrued interest thereon pursuant to Section 3(b)), unless such redemption or repurchase date falls after a Distribution Payment Record Date and on or prior to the corresponding Distribution Payment Date, in which case each holder of Preferred Units at the close of business on such Distribution Payment Record Date shall be entitled to the Distribution payable on such Preferred Units on the corresponding Distribution Payment Date notwithstanding the redemption or repurchase of such Preferred Units on or prior to such Distribution Payment Date.

(g) Unless full Distributions on all Preferred Units (plus accrued interest thereon, if any, pursuant to Section 3(b)) shall have been or contemporaneously are authorized and paid or set apart for payment for all past Distribution Periods and the then-current Distribution Period, no Preferred Units shall be redeemed pursuant to Section 5(a) unless all outstanding Preferred Units are simultaneously redeemed.

(h) Any Preferred Units that have been redeemed or repurchased shall, after such redemption or repurchase, have the status of authorized but unissued Partnership Units, without designation as to series, until such units are once more designated as part of a particular series by the General Partner.

(i) Notwithstanding anything to the contrary in this Section 5, in the event that any Preferred Units have been exchanged for Series A Cumulative Voting Redeemable Preferred Stock of the General Partner (the “Series A Preferred Shares”) pursuant to Section 10 and the Partnership redeems or repurchases such exchanged Preferred Units from the General Partner, as the holder of such exchanged Preferred Units, the General Partner shall redeem or repurchase an equivalent number of Series A Preferred Shares pursuant to the terms of the Articles Supplementary.

(j) The Preferred Units will not have a stated maturity date and will not be subject to any sinking fund.

(6) Repurchase at the Election of Holders.

(a) Following the occurrence of an Optional Repurchase Event, a holder of Preferred Units, at its election, may require the Partnership to repurchase all or any portion of such holder’s Preferred Units at any time or from time to time, at a repurchase price per unit in cash equal to: (i) in the case of a repurchase made at any time prior to the 24-month anniversary of the Date of Issuance, an amount equal to the sum of (A) the Liquidation Preference plus (B) 1.81% of the Liquidation Preference plus (C) the Make Whole Payment; and (ii) in the case of a repurchase made at any time thereafter, an amount equal to the sum of (A) the Liquidation Preference plus (B) 1.81% of the Liquidation Preference, plus, in the case of both clauses (i) and (ii) above, all accumulated and unpaid Distributions thereon to the date of repurchase (plus accrued interest thereon pursuant to Section 3(b)) (the “Holder Repurchase Price”).

(b) Holders may exercise the rights specified in this Section 6 upon delivery to the Partnership of a written notice of repurchase in the form attached as Schedule A hereto (a “Holder Repurchase Notice”) via telecopy, email, hand delivery or other mail or messenger service. The original Holder Repurchase Notice and the certificates representing the Preferred Units for which repurchase is elected shall be delivered to the Partnership by nationally recognized courier, duly endorsed. The date upon which a Holder Repurchase Notice is initially received by the Partnership shall be a “Holder Repurchase Notice Date.”

(c) The Partnership shall pay within 10 business days after the Holder Repurchase Notice Date, to or on the order of the Person whose name appears on such certificates as the owner thereof by wire transfer pursuant to wire instructions provided by such Person, the Holder Repurchase Price for the Preferred Units being repurchased and each surrendered certificate will be canceled. In the event that fewer than all the Preferred Units are to be repurchased, a new certificate will be issued representing the Preferred Units that were not repurchased.

(d) From and after a repurchase date (unless the Partnership defaults in payment of the Holder Repurchase Price), all Distributions on the Preferred Units tendered for repurchase will cease to accumulate and all rights of the holders thereof, except the right to receive the Holder Repurchase Price thereof (including all accumulated and unpaid Distributions to the repurchase date (plus accrued interest thereon pursuant to Section 3(b))), will cease and terminate and such Preferred Units will not thereafter be transferred (except with the consent of the Partnership) on the Partnership’s records, and such Preferred Units shall not be deemed to be outstanding for any purpose whatsoever. In the event that the Partnership defaults in the payment of the Repurchase Price for any Preferred Units tendered for repurchase, such Preferred Units shall continue to be deemed to be outstanding for all purposes and to be owned by the respective holders that tendered such Preferred Units, and the Partnership shall promptly return the tendered certificates representing such Preferred Units to such holders (although the failure of the Partnership to return such certificates to such holders shall in no way affect the ownership of such Preferred Units by such holders or their rights thereunder).

(e) Immediately prior to any repurchase of Preferred Units, the Partnership shall pay, in cash, any accumulated and unpaid Distributions to the repurchase date (plus accrued interest thereon pursuant to Section 3(b)), unless such repurchase date falls after a Distribution Payment Record Date and on or prior to the corresponding Distribution Payment Date, in which case each holder of Preferred Units at the close of business on such Distribution Payment Record Date shall be entitled to the Distribution payable on such Preferred Units on the corresponding Distribution Payment Date notwithstanding the repurchase of such Preferred Units on or prior to such Distribution Payment Date.

(f) From and after the occurrence of an Optional Repurchase Event until such date as all Preferred Units have been repurchased or redeemed pursuant to this Section 6 or Section 5, none of the Partnership, the General Partner or their respective Subsidiaries may undertake (and the Partnership and the General Partner shall cause each of their respective Subsidiaries not to undertake) any of the following actions, directly or indirectly, without the prior written consent of the holders of record of at least a majority of the Preferred Units then outstanding:

(i) authorize, declare or pay, or set apart for payment, any distributions on any equity securities of the Partnership, the General Partner or any of their respective Subsidiaries, other than, with respect to the Partnership, Distributions on the Preferred Units and, in the event that any Preferred Units have been exchanged for Series A Preferred Shares pursuant to Section 10, with respect to the General Partner, distributions on the Series A Preferred Shares;

(ii) redeem or repurchase any equity securities of the Partnership, the General Partner or any of their respective Subsidiaries, other than, with respect to the Partnership, redemptions or repurchases of the Preferred Units and, in the event that any Preferred Units have been exchanged for Series A Preferred Shares pursuant to Section 10, with respect to the General Partner, redemptions or repurchases of the Series A Preferred Shares;

(iii) purchase or otherwise acquire any asset from another party, including real property or interests therein, enter into any contract or agreement or option to do so or make any non-refundable deposit in connection with any such proposed acquisition;

(iv) sell, transfer, assign, hypothecate, pledge or dispose of all or any portion of any Property or other asset of the Partnership, the General Partner or any of their respective Subsidiaries, or any interest, whether legal or beneficial, in any of the foregoing or enter into any contract or agreement or option to do so; or

(v) (a) incur, renew, refinance, modify or otherwise discharge any Indebtedness of the Partnership, the General Partner or any of their respective Subsidiaries, or extend credit, make a loan or become a guarantor or surety for debt of another party, or (b) create, suffer or permit to exist any Lien on, of or against, or otherwise affecting, all or any portion of any Property (including, without limitation, fixtures and other personal property) in each instance, other than the Permitted Liens or other than in connection with a transaction approved pursuant to clause (a) of this subsection.

Neither the Partnership nor the General Partner shall take, and shall cause their respective Subsidiaries not to take, any action in furtherance of any of the foregoing actions without obtaining the required consent therefor, as specified in this Section 6(f).

In the event that any Preferred Units have been exchanged for Series A Preferred Shares pursuant to Section 10, then the General Partner, as the holder of such exchanged Preferred Units, shall provide or withhold its consent pursuant to this Section 6(f) in accordance with the determination of (and in the same proportion as) the holder(s) of such Series A Preferred Shares pursuant to the Articles Supplementary.

(g) Notwithstanding anything to the contrary in this Section 6, in the event that any Preferred Units have been exchanged for Series A Preferred Shares pursuant to Section 10 and the General Partner redeems or repurchases Series A Preferred Shares pursuant to the terms of the Articles Supplementary, the Partnership shall redeem or repurchase an equivalent number of Preferred Units from the General Partner on the same terms.

(h) Any Preferred Units that have been repurchased shall, after such repurchase, have the status of authorized but unissued Partnership Units, without designation as to series, until such units are once more designated as part of a particular series by the General Partner.

(7) Covenants of the Partnership and the General Partner.

(a) Distributions of Net Operating Cash Flow. Notwithstanding any provisions in the Partnership Agreement to the contrary, the Partnership and the General Partner hereby covenant and agree that, for as long as any Preferred Units are outstanding and a Cash Flow Sweep Event (as defined below) has not occurred and is not continuing, (i) Net Operating Cash Flow for each fiscal year (or part thereof) of the Partnership shall be distributed not less frequently than monthly and (ii) all Net Operating Cash Flow in any fiscal quarter shall be distributed or utilized by the Partnership as follows:

(i) first, to pay all accrued and unpaid Distributions on the Preferred Units (plus accrued interest thereon pursuant to Section 3(b));

(ii) second, to pay Distributions on the Preferred Units for the current Distribution Period;

(iii) third, to pay distributions on Common Units in a monthly amount equal to the current distribution rate per Common Unit in effect on such distribution date, not to exceed the monthly equivalent of an annual rate of 7.0% of the restated stock price of REIT Shares;

(iv) fourth, to redeem REIT Shares pursuant to, and subject to the limitations under, the General Partner’s Share Redemption Program as in effect on the Date of Issuance;

(v) fifth, to repay principal of Indebtedness until the Senior Loan-to-Value Ratio of the Portfolio is equal to or less than fifty percent (50%);

(vi) sixth, to repurchase Preferred Units until the Semi-Annual Repurchase has been made, if so required pursuant to Section 5(b); and

(vii) thereafter, to invest in new properties and for other general partnership purposes.

Notwithstanding that Net Operating Cash Flow may be distributed more frequently than annually, Net Operating Cash Flow shall be ultimately determined on an annual basis, based upon the annual audited financial statements (i) of the General Partner as long as the Partnership’s financial results are consolidated with and into the financial results of the General Partner and (ii) the Partnership if the Partnership’s financial results are not consolidated with and into the financial results of the General Partner.

(b) Distributions of Net Capital Proceeds. The Partnership and the General Partner hereby covenant and agree that, for as long as any Preferred Units are outstanding and for as long as a Cash Flow Sweep Event has not occurred and is not continuing, Net Capital Proceeds from a Capital Event in any fiscal quarter shall be distributed or utilized in such quarter as follows:

(i) first, to repay Indebtedness to the extent necessary to reduce the Partnership’s Senior Loan-to-Value Ratio to fifty percent (50%) or to repay any drawdowns on the KeyBank Bridge Credit Facility, pursuant to the terms thereof;

(ii) second, to pay all accrued and unpaid Distributions on the Preferred Units (plus accrued interest thereon pursuant to Section 3(b));

(iii) third, to repurchase all or a portion of the then-outstanding Preferred Units until the Semi-Annual Repurchase has been made, if so required pursuant to Section 5(b); and

(iv) thereafter, to invest in new properties and for other general partnership purposes.

(c) Cash Flow Sweep Event. The Partnership and the General Partner hereby covenant and agree that, for as long as any Preferred Units are outstanding, if a Cash Flow Sweep Event shall occur, then, notwithstanding anything to the contrary contained herein, all Cash Flows in any fiscal quarter shall be distributed or utilized in such quarter as follows:

(i) first, to pay all accrued and unpaid Distributions on the Preferred Units (plus accrued interest thereon pursuant to Section 3(b)); and

(ii) second, to repurchase at the Redemption Price all then-outstanding Preferred Units or such portion of the then-outstanding Preferred Units as can be repurchased with the then-available Cash Flow in accordance with the applicable procedures and provisions set forth in Section 5; provided, that, with respect to this clause (ii) only, the Partnership shall be permitted to utilize Cash Flows to make distributions to the General Partner to the extent necessary to allow the General Partner to satisfy the annual minimum distribution requirement under Section 857(a)(1) of the Code without the incurrence of distribution-related excise taxes after taking into account all income allocations in respect of the Preferred Units (it being understood and agreed that this proviso shall apply only if and to the extent that the General Partner has determined in good faith after consultation with competent outside counsel that, as a practical matter, the annual minimum distribution requirement cannot be satisfied with a cashless “consent dividend” without undue risks or costs to the General Partner; it being further understood and agreed that the General Partner shall summarize such determination in writing and shall furnish such written summary without undue delay to the holders of the Preferred Units). For purposes of the foregoing proviso, the amount of the necessary minimum annual distributions required to be made by the General Partner shall be determined by the General Partner in good faith after consultation with the accounting firm that prepares and signs the General Partner’s REIT federal income tax returns, and the General Partner shall furnish the written and detailed calculation of such amount (including the related work-papers) to the holders of the Preferred Units.

During a Cash Flow Sweep Event, no amounts whatsoever shall be paid to the Advisor or its Affiliates under the Advisory Agreement or otherwise.

(d) Protective Provisions. The Partnership and the General Partner hereby covenant and agree that, for as long as any Preferred Units are outstanding, neither the Partnership nor the General Partner shall, and the Partnership and the General Partner shall cause their respective Subsidiaries not to, undertake or permit any of the following actions, directly or indirectly, without the prior written consent of the holders of record of at least a majority of the Preferred Units then outstanding:

(i) (1) in the case of the Partnership, authorize or issue, or increase the authorized or issued amount of, (A) equity securities ranking, as to distributions and upon liquidation, on a parity with or senior to the Preferred Units or (B) Common Units or other equity securities ranking, as to distributions and upon liquidation, junior to the Preferred Units, to the extent that such Common Units or other junior equity securities contain any rights that restrict in any way management of the Partnership, the General Partner or their respective Subsidiaries or would reasonably be expected to interfere with the Preferred Units or the rights of the holders thereof; and (2) in the case of the General Partner, any Subsidiary of the General Partner or any Subsidiary of the Partnership, authorize or issue additional (A) shares of preferred stock or preferred equity securities or (B) shares of common stock or common equity securities or other equity securities ranking, as to distributions and upon liquidation, junior to shares of such entity’s preferred stock or preferred equity securities, to the extent that such shares of common stock, common equity securities or other junior equity securities contain any rights that restrict in any way management of the General Partner, the Partnership or their respective Subsidiaries or would reasonably be expected to interfere with the Preferred Units or the rights of the holders thereof;

(ii) amend, alter, repeal or waive any of the provisions of (1) this Amendment, the Purchase Agreement or any of the other Transaction Documents or the transactions contemplated hereby or thereby or (2) the certificate of limited partnership of the Partnership, the Partnership Agreement, the Articles of Incorporation or bylaws of the General Partner or the organizational documents of any of their respective Subsidiaries, in the case of clause (2) only, to the extent that such amendment would reasonably be expected to adversely affect the Preferred Units or, in the event that any Preferred Units have been exchanged for Series A Preferred Shares pursuant to Section 10, the Series A Preferred Shares or the respective rights of the holders thereof;

(iii) incur, renew, refinance, modify or otherwise discharge any Indebtedness of the Partnership, the General Partner or any of their respective Subsidiaries, or extend credit, make a loan or become a guarantor or surety for debt of another party, to the extent that any such action would cause a breach, violation of or failure to meet one or more of the Financial Covenants;

(iv) redeem, purchase or otherwise acquire for any consideration (1) in the case of the Partnership, equity securities of the Partnership that rank, as to distributions and upon liquidation, junior to the Preferred Units, including Common Units, and (2) in the case of the General Partner, any Subsidiary of the General Partner or any Subsidiary of the Partnership, any class or series of capital stock or equity securities; provided, that the foregoing shall not prohibit the following: (A) redemptions pursuant to the Share Redemption Program so long as a Cash Flow Sweep Event is not in effect; (B) redemptions of Common Units in exchange for which the General Partner issues REIT Shares to the holders of such Common Units as the sole consideration therefor pursuant to the terms of the Partnership Agreement; and (C) redemptions of Common Units for cash pursuant to the terms of the Contribution Agreements in an aggregate amount not to exceed $5.0 million;

(v) hold assets or engage in any business outside the Partnership, the General Partner or their respective Subsidiaries;

(vi) engage in any transaction with an Affiliate of the Partnership, the General Partner or their respective Subsidiaries or amend an agreement with any such Affiliate to the extent that such transaction or amendment would reasonably be expected to adversely affect the Preferred Units or, in the event that any Preferred Units have been exchanged for Series A Preferred Shares pursuant to Section 10, the Series A Preferred Shares or the rights of the respective holders thereof; provided, that the foregoing shall not prohibit the following: (1) transactions described in the Advisory Agreement or in one or more of the Property Management Agreements with the Property Manager; (2) the annual approval of the Advisory Agreement by the independent members of the Board of Directors of the General Partner, as required by the Advisory Agreement; and (3) transactions contemplated as of the Date of Issuance to be entered into by the Partnership and the General Partner in connection with the DST Program or other Affiliated contributions or exchanges;

(vii) engage in a Change of Control;

(viii) commence or suffer to exist an Event of Bankruptcy as to the Partnership, the General Partner or any of their respective Subsidiaries;

(ix) pay any special distributions (which, for purposes hereof, shall mean any distribution other than a distribution made on a regular monthly basis consistent with past practice) on (1) in the case of the Partnership, Common Units or other equity securities that rank, as to distributions and upon liquidation, junior to the Preferred Units and (2) in the case of the General Partner, any Subsidiary of the General Partner or any Subsidiary of the Partnership, shares of common stock or common equity securities or other equity securities that rank, as to distributions and upon liquidation, junior to such entity’s shares of preferred stock or preferred equity securities; provided, that the foregoing shall not prohibit special distributions that are (x) made pursuant to and in accordance with Section 7(a) or 7(b) or (y) necessary to preserve the General Partner’s status as a REIT under the Code; or

(x) engage in a recapitalization, reorganization, merger, unit or stock split, statutory unit or stock exchange, sale of all or substantially all of such entity’s assets, tender offer for all or substantially all of its Common Units, shares of common stock or other common equity securities, as the case may be, or other similar transaction.

Neither the Partnership nor the General Partner shall take, and shall cause their respective Subsidiaries not to take, any action in furtherance of any of the foregoing actions without obtaining the required consent therefor, as specified in this Section 7(d). Notwithstanding any provision in this Section 7(d) to the contrary, the Partnership shall be able to enter into tax protection agreements in the ordinary course of its business.

In the event that any Preferred Units have been exchanged for Series A Preferred Shares pursuant to Section 10, then the General Partner, as the holder of such exchanged Preferred Units, shall provide or withhold its consent pursuant to this Section 7(d) in accordance with the determination of (and in the same proportion as) the holders of such Series A Preferred Shares pursuant to the terms of the Articles Supplementary.

(e) Financial Covenants. The Partnership and the General Partner hereby covenant and agree that, for as long as any Preferred Units are outstanding:

(i) as tested on a quarterly basis beginning with the quarter ending December 31, 2013, the Portfolio shall not have a Senior Loan-to-Value Ratio of greater than (i) 54% during the period prior to the first anniversary of the Date of Issuance and (ii) 50% thereafter;

(ii) as tested on a quarterly basis beginning with the quarter ending December 31, 2013, the Portfolio shall maintain a minimum Debt Yield of 13.5%.

(f) Reports. The Partnership and the General Partner hereby covenant and agree that, for as long as any Preferred Units are outstanding:

(i) the Partnership and the General Partner shall furnish to all holders of Preferred Units, as their names and addresses appear on the books of the Partnership and without cost to such holders, as soon as available, copies of any report or communication of the Partnership or the General Partner mailed generally to any holders of Common Units or other equity securities of the Partnership or holders of capital stock of the General Partner, except for any such reports or communications available through the EDGAR system of the Securities and Exchange Commission (the “Commission”).

(ii) during any period in which the General Partner is not subject to Section 13 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), the General Partner will prepare and transmit by mail (or other permissible means under the Exchange Act) to all holders of Preferred Units, as their names and addresses appear on the books of the Partnership and without cost to such holders, copies of the annual reports on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K, respectively, that the General Partner would have been required to file with the Commission pursuant to Section 13 or 15(d) of the Exchange Act if it were subject thereto. The General Partner will mail (or otherwise provide) such reports to the holders of the Preferred Units within the time frames and on the respective dates by which such report would have been required to be filed with the Commission, if the General Partner were subject to Section 13 or 15(d) of the Exchange Act (in the case of annual reports on Form 10-K and quarterly reports on Form 10-Q, based on the dates on which the General Partner would be required to file such periodic reports if it were a “non-accelerated filer” within the meaning of the Exchange Act).

(g) REIT Information. Subject to the holders of Preferred Units executing a confidentiality agreement (if such holders are not otherwise subject to the confidentiality provisions set forth in the Purchase Agreement), the Partnership and the General Partner hereby covenant and agree that, for as long as any Preferred Units are outstanding,

(i) not later than 45 days after the end of each fiscal year, the General Partner will provide to all holders of Preferred Units, as their names and addresses appear on the books of the Partnership and without cost to such holders, with a draft summary of the Partnership’s and the General Partner’s respective gross incomes for such year, together with specific information regarding what portion of such income qualifies for purposes of the 75% and 95% REIT gross income tests under Sections 856(c)(2) and (c)(3) of the Code; and

(ii) not later than 35 days after the end of each fiscal quarter, the General Partner will provide to all holders of Preferred Units, as their names and addresses appear on the books of the Partnership and without cost to such holders, with drafts of (1) a schedule of the Partnership’s and the General Partner’s respective assets as of the end of such quarter, together with specific information regarding which assets qualify for purposes of the 75% REIT asset test under Section 856(c)(4)(A) of the Code and a list of the assets that do not qualify for purposes of such test that sets forth an explanation of the qualification of such assets for purposes of the 10% and 5% REIT asset tests under Sections 856(c)(4)(B)(iii)(I) - (III) of the Code and (2) a trial balance for the Partnership as of the end of such quarter.

(h) No Redemption of Common Units for Cash. The Partnership and the General Partner hereby covenant and agree that, for as long as any Preferred Units are outstanding, upon the exercise of the Exchange Right with respect to any Partnership Units by any Limited Partner, the Partnership shall not pay the Cash Amount and the General Partner shall purchase and acquire such Partnership Units by paying to the Exchanging Partner the REIT Shares Amount.

(i) Auditor. The Partnership and the General Partner hereby covenant and agree that, for as long as any Preferred Units are outstanding, the Partnership and the General Partner shall be required to use one of PricewaterhouseCoopers LLP, KPMG LLP, Ernst & Young LLP or Deloitte & Touche LLP as their auditors.

(j) Investment Company Act. The Partnership and the General Partner hereby covenant and agree that, for as long as any Preferred Units are outstanding, each of the Partnership and the General Partner shall take such steps as shall be necessary to ensure that none of the Partnership, the General Partner or any of their respective Subsidiaries shall become an “investment company” within the meaning of such term under the Investment Company Act of 1940, as amended.

(k) REIT Status and Partnership Operations. The Partnership and the General Partner hereby covenant and agree that, for as long as any Preferred Units are outstanding, the General Partner shall use its best efforts to continue to maintain its qualification as a REIT under the Code unless and until the Board of Directors of the General Partner determines that it is in the best interest of the General Partner’s stockholders for the General Partner not to maintain such qualification. So long as any Preferred Units are outstanding and held by a REIT, the General Partner shall operate the Partnership in compliance with the income and asset requirements of Code Sections 856(c)(2), (c)(3) and (c)(4) and so as to avoid the imposition of the tax on prohibited transactions imposed under Code Section 857(b)(6), as if the Partnership were a REIT, unless all REITs holding Preferred Units voluntarily terminate their status as a REIT and deliver a notice to that effect to the General Partner.

(l) Notices. The Partnership and the General Partner hereby covenant and agree that, for as long as any Preferred Units are outstanding, the Partnership and the General Partner shall give to each holder of Preferred Units written notice, within three days of the Partnership or the General Partner having actual knowledge thereof, of:

(i) the issuance by any Governmental Authority of any injunction, order, decision or other restraint or the initiation of any litigation or similar proceeding seeking any such injunction, order or other restraint that would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect;

(ii) any monetary default or material default under the Portfolio Loan Documents;

(iii) the existence of an Event of Default (or an event which, upon notice, lapse of time or both would, unless cured or waived, become an Event of Default) or other Optional Repurchase Event or of a Cash Flow Sweep Event;

(iv) the occurrence of a default under any instrument, agreement or indenture pertaining to any Indebtedness of the Partnership, the General Partner or any of their respective Subsidiaries;

(v) any default or event of default under any Material Contract of any of the Partnership, the General Partner or their respective Subsidiaries that could reasonably be expected to have a Material Adverse Effect;

(vi) the occurrence of an event or series of events relating to or affecting the Partnership, the General Partner and their respective Subsidiaries, taken as a whole, that, either individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect;

(vii) the damage or destruction of any Property, in whole or in part;

(viii) the occurrence of a Capital Event; or

(ix) any actual or threatened commencement of any proceedings in respect of any Taking of any Property.

The written notice provided in connection with any of the foregoing events shall specify the nature of the event prompting such notice and the action (if any) that is proposed to be taken with respect thereto.

(8) Transfers.

(a) Notwithstanding Section 9.2 of the Partnership Agreement, other than the provisions of Sections 9.2(d) and (e) thereof, a holder of Preferred Units may Transfer all or any portion of such holder’s Preferred Units without the consent of the General Partner.

(b) In connection with any such Transfer pursuant to Section 8(a), the General Partner shall consent to the admission of the transferee as a substitute Limited Partner as long as such admission does not cause the Partnership to be treated as a “publicly traded partnership” within the meaning of Section 7704 of the Code and the Treasury Regulations thereunder.

(c) In the event that any Preferred Units have been exchanged for Series A Preferred Shares pursuant to Section 10, then the General Partner, as the holder of such exchanged Preferred Units, shall be prohibited from Transferring such Preferred Units.

(9) Voting/Consent Rights.

(a) In addition to the consent rights set forth elsewhere in this Amendment, holders of the Preferred Units shall have the voting (or consent) rights set forth below. In any matter in which the Preferred Units are entitled to vote or provide consent, each Preferred Unit shall be entitled to one vote or consent.

(b) So long as any Preferred Units remain outstanding, the holders of Preferred Units shall be entitled to vote (or consent) on any and all matters submitted to a vote (or consent) of the holders of Common Units, with the Preferred Units voting (or providing consent) as to any and all such matters together as a single class with the holders of Common Units.

(c) So long as any Preferred Units remain outstanding, the Partnership shall not, without the affirmative vote or consent of the holders of record of at least a majority of the Preferred Units then outstanding given in person or by proxy, either in writing or at a meeting, amend, alter or repeal the provisions of the Partnership Agreement or this Amendment.

(d) In the event that any Preferred Units have been exchanged for Series A Preferred Shares pursuant to Section 10, then the General Partner, as the holder of such exchanged Preferred Units, shall vote or provide or withhold its consent on any matter pursuant to this Section 9 or otherwise in accordance with the determination of (and in the same proportion as) the holder(s) of such Series A Preferred Shares pursuant to the terms of the Articles Supplementary.

(10) Exchange.

(a) Following the occurrence of an Optional Repurchase Event, Preferred Units will be exchangeable at any time and from time to time, at the option of the holders thereof, into Series A Preferred Shares at an exchange rate of one (1) Series A Preferred Share for each Preferred Unit exchanged, subject to adjustment as described below (the number of Series A Preferred Shares for which one Preferred Unit may be exchanged is referred to as the “Exchange Rate”); provided, however, that the right to exchange Preferred Units that have been called for redemption or tendered for repurchase will terminate at the close of business on the fifth business day prior to the applicable redemption or repurchase date; provided, further, that, if such redemption or repurchase does not take place within two business days of such redemption or repurchase date, the right to exchange such Preferred Units called for redemption or tendered for repurchase shall be reinstated.

(b) A holder of Preferred Units that desires to exercise its exchange right in whole or in part must deliver a written notice of exchange in the form attached as Schedule B hereto (the “Holder Exchange Notice”) to the Partnership and the General Partner via telecopy, email, hand delivery or other mail or messenger service. The original Holder Exchange Notice and the certificates representing the Preferred Units for which exchange is elected shall be delivered to the Partnership and the General Partner by nationally recognized courier, duly endorsed. The date upon which a Holder Exchange Notice is initially received by the Partnership and the General Partner shall be a “Holder Exchange Notice Date.”

(c) Each exchange shall be deemed to have been effected immediately prior to the close of business on the Holder Exchange Notice Date, and the Person or Persons in whose name or names that the Series A Preferred Shares shall be issuable upon such exchange shall be deemed to have become the holder or holders of record of such Series A Preferred Shares at such time on such date, and such exchange shall be at the Exchange Rate in effect at such time and on such date. The General Partner shall promptly deliver to such holder a certificate representing the number of full Series A Preferred Shares issuable upon the exchange of such Preferred Units. In the event that fewer than all Preferred Units represented by a certificate are tendered for exchange, a new certificate shall be issued representing the untendered Preferred Units. Any fractional interest in respect of a share of Series A Preferred Shares arising upon such exchange shall be settled as provided in Section 10(e).

(d) Immediately prior to the exchange of Preferred Units, the Partnership shall pay, in cash, any accumulated and unpaid Distributions to the exchange date (plus accrued interest thereon pursuant to Section 3(b)), unless such exchange date falls after a Distribution Payment Record Date and on or prior to the corresponding Distribution Payment Date, in which case each holder of Preferred Units at the close of business on such Distribution Payment Record Date shall be entitled to the Distribution payable on such Preferred Units on the corresponding Distribution Payment Date notwithstanding the exchange of such Preferred Units on or prior to such Distribution Payment Date. In the event that the Partnership does not pay such accumulated and unpaid Distributions and interest, if any, immediately prior to the exchange pursuant to this Section 10(d), then such accumulated and unpaid Distributions and interest, if any, shall thereafter be deemed to be accumulated and unpaid distributions and interest, if any, on the Series A Preferred Shares for which the exchanged Preferred Units are exchanged in accordance with the terms of the Articles Supplementary.

(e) No fractional Series A Preferred Shares shall be issued upon exchange of Preferred Units. Instead of any fractional Series A Preferred Shares that would otherwise be issuable upon the exchange of a Preferred Unit, the Partnership shall pay to the holder of such Preferred Unit an amount in cash in respect of such fractional share based upon the Liquidation Preference. If more than one Preferred Unit shall be surrendered for exchange at one time by the same holder, the number of full Series A Preferred Shares issuable upon exchange thereof shall be computed on the basis of the aggregate number of Preferred Units so surrendered.

(f) The Exchange Rate shall be adjusted from time to time as follows:

(i) If the General Partner shall after the Date of Issuance (A) pay or make a distribution in REIT Shares to holders of its equity securities, (B) subdivide its outstanding REIT Shares into a greater number of shares, (C) combine its outstanding REIT Shares into a smaller number of shares or (D) issue any equity securities by reclassification of its REIT Shares, then the Exchange Rate in effect at the opening of business on the day following the record date for the determination of stockholders entitled to receive such distribution or at the opening of business on the day following the day on which such subdivision, combination or reclassification becomes effective, as the case may be, shall be adjusted to equal the rate determined by multiplying (I) the Exchange Rate in effect immediately prior to the opening of business on the day following such record date in the case of a distribution or immediately prior to the opening of business on the day next following the effective date in the case of a subdivision, combination or reclassification by (II) a fraction, the numerator of which shall be the number of REIT Shares outstanding on the close of business on the record date or such effective date, as adjusted for the occurrence of any of the events described above, and the denominator of which shall be the number of REIT Shares outstanding on the close of business on the record date or such effective date. An adjustment made pursuant to this subsection (i) shall become effective immediately after the opening of business on the day following such record date (except as provided in Section 10(h)) in the case of a distribution and shall become effective immediately after the opening of business on the day next following the effective date in the case of a subdivision, combination or reclassification.

(ii) If the General Partner shall issue after the Date of Issuance rights, options or warrants to all holders of REIT Shares entitling them to subscribe for or purchase REIT Shares (or securities convertible into or exchangeable for REIT Shares) at a price per share less than $10.28 per REIT Share on the record date for the determination of stockholders entitled to receive such rights, options or warrants, other than pursuant to the General Partner’s distribution reinvestment plan as long as such plan does not permit reinvestment at a discount per share of more than 5% from such $10.28 per REIT Share, then the Exchange Rate in effect at the opening of business on the day following such record date shall be adjusted to equal the rate determined by multiplying (I) the Exchange Rate in effect immediately prior to the opening of business on the day following the record date for such determination by (II) a fraction, the numerator of which shall be the sum of (A) the number of REIT Shares outstanding on the close of business on the record date for such determination and (B) the number of additional REIT Shares offered for subscription or purchase pursuant to such rights, options or warrants, and the denominator of which shall be the sum of (A) the number of REIT Shares outstanding on the close of business on the record date for such determination and (B) the number of REIT Shares that the aggregate proceeds to the General Partner from the exercise of such rights, options or warrants for REIT Shares would purchase at $10.28. Such adjustment shall become effective immediately after the opening of business on the day following such record date (except as provided in Section 10(h)). In determining whether any rights, options or warrants entitle the holders of REIT Shares to subscribe for or purchase REIT Shares at less than $10.28 per share, there shall be taken into account any consideration received by the General Partner upon issuance and upon exercise of such rights, options or warrants, the value of such consideration, if other than cash, to be determined by the General Partner.

(iii) If the General Partner shall distribute to all holders of its REIT Shares any equity securities of the General Partner (other than REIT Shares) or evidences of its indebtedness or assets (excluding those rights, options and warrants referred to in and treated under subsection (ii) above), then the Exchange Rate shall be adjusted so that it shall equal the rate determined by multiplying (I) the Exchange Rate in effect immediately prior to the close of business on the record date for the determination of stockholders entitled to receive such distribution by (II) a fraction, the numerator of which shall be $10.28 and the denominator of which shall be $10.28 less the then fair market value (as determined by the General Partner, whose determination shall be conclusive) of the portion of the equity securities, evidences of indebtedness or assets so distributed applicable to one REIT Share. Such adjustment shall become effective immediately at the opening of business on the day following such record date (except as provided in Section 10(h)).

(iv) Notwithstanding any other provisions of this Section 10, the General Partner shall not be required to make any adjustment of the Exchange Rate for the issuance of any REIT Shares pursuant to any plan providing for the reinvestment of distributions or interest payable on securities of the General Partner and the investment of additional optional amounts in REIT Shares under such plan.

(g) If:

(i) the General Partner shall declare a distribution on the REIT Shares in equity securities or there shall be a reclassification, subdivision or combination of the REIT Shares; or

(ii) the General Partner shall grant to the holders of the REIT Shares rights, options or warrants to subscribe for or purchase REIT Shares at less than $10.28 per REIT Share, other than pursuant to the General Partner’s distribution reinvestment plan as long as such plan does not permit reinvestment at a discount per share of more than 5% from such $10.28 per REIT Share; or

(iii) there shall occur the voluntary or involuntary liquidation, dissolution or winding up of the General Partner,

then the General Partner shall cause to be mailed to holders of Preferred Units at their addresses as shown on the records of the Partnership, as promptly as possible, but at least 15 days prior to the applicable date hereinafter specified, a notice stating (A) the date on which a record is to be taken for the purpose of such distribution or rights, options or warrants, or, if a record is not to be taken, the date as of which the holders of REIT Shares of record to be entitled to such distribution or rights, options or warrants are to be determined or (B) the date on which such reclassification, subdivision, combination or liquidation, dissolution or winding up is expected to become effective, and the date as of which it is expected that holders of REIT Shares of record shall be entitled to exchange their REIT Shares for securities or other property, if any, deliverable upon such reclassification, subdivision, combination or liquidation, dissolution or winding up. Failure to give or receive such notice or any defect therein shall not affect the legality or validity of the proceedings described in this Section 10.

(h) In any case in which Section 10(f) provides that an adjustment shall become effective on the day following the record date for an event, the General Partner may defer until the occurrence of such event (A) issuing to the holder of any Preferred Unit exchanged after such record date and before the occurrence of such event the additional Series A Preferred Shares issuable upon such exchange by reason of the adjustment required by such event over and above the Series A Preferred Shares issuable upon such exchange before giving effect to such adjustment and (B) fractionalizing any Preferred Unit and/or paying to such holder any amount of cash in lieu of any fraction pursuant to Section 10(e).

(i) There shall be no adjustment of the Exchange Rate in case of the issuance of any equity securities of the General Partner in a reorganization, acquisition or other similar transaction except as specifically set forth in this Section 10. If any action or transaction would require adjustment of the Exchange Rate pursuant to more than one subsection of Section 10(f), only one adjustment shall be made, and such adjustment shall be the amount of adjustment that has the highest absolute value.

(j) If the General Partner shall take any action affecting the REIT Shares, other than action described in this Section 10, that in the opinion of a majority of the holders of Preferred Units would materially adversely affect the exchange rights of the holders of the Preferred Units, the Exchange Rate for the Preferred Units shall be promptly adjusted, to the extent permitted by law, in such manner as the General Partner determines to be equitable in the circumstances.

(k) The General Partner shall at all times reserve and keep available, free from preemptive rights, for the purpose of effecting exchange of the Preferred Units, the full number of Series A Preferred Shares deliverable upon the exchange of all outstanding Preferred Units not theretofore exchanged and, in connection therewith, the General Partner covenants to amend the Articles Supplementary from time to time to the extent deemed necessary or appropriate (including to increase the number of Series A Preferred Shares authorized thereunder in the event the Exchange Rate is adjusted pursuant to Section 10(f)) to effect the foregoing.

(l) The Partnership will pay any and all documentary stamp or similar issue or transfer taxes payable in respect of the issue or delivery of Series A Preferred Shares or other securities or property on exchange of the Preferred Units pursuant hereto; provided, however, that the Partnership shall not be required to pay any tax that may be payable in respect of any transfer involved in the issue or delivery of Series A Preferred Shares in a name other than that of the record holder of the Preferred Units to be exchanged, and no such issue or delivery shall be made unless and until the Person requesting such issue or delivery has paid to the Partnership the amount of any such tax or established, to the reasonable satisfaction of the Partnership, that such tax has been paid.

(11) Power of Attorney. Notwithstanding Section 8.2 of the Partnership Agreement, no holder of Preferred Units appoints the General Partner as its attorney-in-fact, and the General Partner shall not execute any document as attorney-in-fact or otherwise on behalf of the holders of Preferred Units pursuant to the power of attorney set forth in Section 8.2 of the Partnership Agreement.

(12) Definitions.

“Advisor” means Griffin Capital Essential Asset Advisor LLC, a Delaware limited liability company.

“Advisory Agreement” means the Second Amended and Restated Advisory Agreement, dated as of November 9, 2010, as amended by Amendment Nos. 1 and 2 thereto, dated as of November 7, 2012 and November 4, 2013, between the General Partner and the Advisor.

“Articles Supplementary” means the Articles Supplementary to the Articles of Incorporation of the General Partner setting forth the terms of the Series A Preferred Shares.

“Budgeted G&A” means the amount of general and administrative expenses provided for in the annual budget approved by the Board of Directors of the General Partner.

“Capital Event” means a sale or other disposition, directly or indirectly, of any Property or any portion thereof or an interest therein, a financing, refinancing, insurance award (excluding rent loss insurance), condemnation (or conveyance in lieu thereof), easement sale or other transaction which, in accordance with GAAP, consistently applied, is treated as a capital transaction.

“Cash Flow” means the sum of Net Operating Cash Flow plus Net Capital Proceeds.

A “Cash Flow Sweep Event” will be deemed to have occurred:

(a) during any period in which the Financial Covenants are not met;

(b) from and after the occurrence of an Optional Repurchase Event;

(c) with respect to any fiscal quarter, the failure of the General Partner to raise at least $40 million of gross proceeds from sales of REIT Shares to third parties in the immediately preceding fiscal quarter; or

(d) from and after the fifth-year anniversary of the Date of Issuance, if any Preferred Units remain outstanding as of such date.

A “Change of Control” will be deemed to have occurred with respect to the Partnership on any date after the Date of Issuance on which neither the General Partner nor any of its Subsidiaries or Affiliates is the Controlling general partner, managing member or equivalent thereof of the Partnership. A “Change of Control” will be deemed to have occurred with respect to the General Partner on any date after the Date of Issuance if:

(a) any “person,” including a “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act, but excluding the General Partner, any entity Controlling, Controlled by or under common Control with the General Partner, any trustee, fiduciary or other person or entity holding securities under any employee benefit plan or trust of the General Partner or any such entity), is or becomes the “beneficial owner” (as defined in Rule 13(d)(3) under the Exchange Act), directly or indirectly, of shares of stock of the General Partner representing 35% or more of either (A) the combined voting power of the General Partner’s then-outstanding securities or (B) the then-outstanding shares of all classes of stock of the General Partner (other than as a result of an acquisition of securities directly from the General Partner);

(b) any consolidation or merger of the General Partner where the stockholders of the General Partner immediately prior to the consolidation or merger, would not, immediately after the consolidation or merger, beneficially own (as such term is defined in Rule 13d-3 under the Exchange Act), directly or indirectly, shares of stock representing in the aggregate 50% or more of the combined voting power of the securities of the surviving or resulting entity in the consolidation or merger (or of its ultimate parent entity, if any);

(c) there shall occur (A) any sale, lease, exchange or other transfer (in one transaction or a series of transactions contemplated or arranged by any party as a single plan) of all or substantially all of the assets of the General Partner, other than a sale or transfer by the General Partner of all or substantially all of the General Partner’s assets to an entity at least 50% of the combined voting power of the securities of which are owned by “persons” (as defined above) in substantially the same proportion as their ownership of the General Partner immediately prior to such sale or transfer or (B) the approval by stockholders of the General Partner of any plan or proposal for the liquidation or dissolution of the General Partner;

(d) the members of the Board of Directors of the General Partner at the beginning of any consecutive 24-calendar-month period (the “Incumbent Directors”) cease for any reason other than due to death to constitute at least a majority of the members of the Board of Directors of the General Partner; provided, that any director whose election, or nomination for election by the General Partner’s stockholders, was approved or ratified by a vote of a majority of the members of the Board of Directors then still in office who were Incumbent Directors at the beginning of such 24-calendar-month period shall be deemed to be an Incumbent Director for purposes of the foregoing; and provided, further, that, in the event that any Preferred Units have been exchanged for Series A Preferred Shares pursuant to Section 10, the election of Preferred Directors by the holders of the Series A Preferred Shares pursuant to the terms of the Articles Supplementary shall not be deemed to be a Change of Control for purposes hereof; or

(e) the Advisory Agreement is terminated.

“Columbia Portfolio” means the portfolio to be acquired by the Partnership pursuant to the Columbia Portfolio Purchase Agreement.

“Columbia Portfolio Purchase Agreement” means that certain purchase and sale agreement, dated as of August 30, 2013, between Griffin Capital Corporation and the sellers identified therein.

“Common Units” has the meaning set forth in Section 2.

“Commission” has the meaning set forth in Section 7(f)(i).

“Contribution Agreements” means, collectively, the (i) Contribution Agreement Emporia Property, dated as of August 27, 2010, between The GC Net Lease REIT Operating Partnership, L.P., Emporia Acquisitions, LLC, Kevin A. Shields, Don G. Pescara, and David C. Rupert; (ii) Contribution Agreement CB&I Property, dated as of April 21, 2009, between The GC Net Lease REIT Operating Partnership, L.P., Plainfield Acquisitions, LLC, Kevin A. Shields, Don G. Pescara, and David C. Rupert; (iii) Contribution Agreement World Kitchen Property, dated as of June 4, 2010, between The GC Net Lease REIT Operating Partnership, L.P., Will Partners REIT, LLC, Will Partners, LLC, Will Partners Investor I, LLC, Will Partners Investor 2, LLC, LLC, Will Partners Investor 3, LLC, Will Partners Member I, LLC, PLM&B, Inc., and Westridge Partners; (iv) Contribution Agreement Renfro Property, dated as of April 21, 2009, between The GC Net Lease REIT Operating Partnership, L.P. and Kevin A. Shields; (v) Contribution Agreement Carlsbad Property, dated as of May 13, 2001, between The GC Net Lease REIT Operating Partnership, L.P., The GC Net Lease (Carlsbad) Investors, LLC, each of the Contributors listed on Exhibit A thereto, and each of the Contributors listed on Exhibit B thereto; and (vi) Reinstatement of and Second Amendment to Master Contribution Agreement, dated April 26, 2013, between Griffin Capital Essential Asset Operating Partnership, L.P., FPRO-1201, LLC, L.P., FPRO-1202, LLC, L.P., FPRO-1203, LLC, L.P., FPRO-1204, LLC, L.P., FPRO-1205, LLC, L.P., FPRO-1206, LLC, L.P., FPRO-1207, LLC, L.P., FPRO-1208, LLC, L.P., FPRO-1209, LLC, L.P., FPRO-1210, LLC, L.P., FPRO-1211, LLC, L.P., FPRO-1212, LLC, L.P., FPRO-1213, LLC, L.P., FPRO-1214, LLC, L.P., FPRO-1215, LLC, L.P., FPRO-1216, LLC, L.P., FPRO-1217, LLC, L.P., FPRO-1218, LLC, L.P., FPRO-1219, LLC, L.P., FPRO-1220, LLC, L.P., FPRO-1221, LLC, and Fort Properties Management, Inc.

“Control” means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise and “Controlling,” “Controlled” and “under common Control” shall have meanings correlative thereto. For purposes of this definition, debt securities that are convertible into common stock will be treated as voting securities only when converted.

“Date of Issuance” has the meaning set forth in Section 3(a).

“Debt Service” means, with respect to any particular period of time, scheduled interest and principal payments under any of the Portfolio Loan Documents.

“Debt Yield” means, as of any date of determination, a fraction, expressed as a percentage, (i) the numerator of which is the Net Operating Cash Flow (trailing 12 months or annualized actual, as applicable) and (ii) the denominator of which is equal to the sum of (x) the Indebtedness plus (y) the aggregate Liquidation Preference of the Preferred Units.

“Default Rate” has the meaning set forth in Section 3(f).

“Distribution” has the meaning set forth in Section 3(a).

“Distribution Payment Date” has the meaning set forth in Section 3(a).

“Distribution Payment Record Date” has the meaning set forth in Section 3(a).

“Distribution Period” has the meaning set forth in Section 3(a).

“DST Program” means the private offering relating to the Delaware Statutory Trust affiliated with the General Partner, in which the General Partner, through the Partnership, has acquired a 10% beneficial ownership interest and the Partnership has two exchange rights in which it can acquire additional beneficial interests in the Delaware Statutory Trust.

“Escrow Agreement” means that certain Escrow Agreement, dated as of November 5, 2013, among the General Partner, the Partnership, the Advisor, SPT Griffin Holdings, LLC and Sidley Austin LLP, as escrow agent.

“Event of Default” means the occurrence of one or more of the following events:

(a) default in the payment of any Distribution or any other payment to the holders of the Preferred Units pursuant to this Amendment when due and payable pursuant hereto (including with respect to the payment of any accrued interest required pursuant to Section 3(b));

(b) failure to make any Semi-Annual Repurchase when required pursuant to Section 5(b);

(c) a material default in the performance of, or material breach of any covenant, warranty or other agreement contained in, the Partnership Agreement, including this Amendment (including, without limitation, any of the Protective Provisions), the Purchase Agreement or any other Transaction Document by the Partnership, the General Partner or the Advisor, as applicable, and the continuance of such default or breach for a period of 10 business days after written notice thereof shall have been given to the Partnership and the General Partner;

(d) an Event of Bankruptcy as to the Partnership, the General Partner or any of their respective Subsidiaries that has not been consented to in advance by the holders of the Preferred Units pursuant to Section 7(d);

(e) any breach, default or event of default shall occur and be continuing under any instrument, agreement or indenture pertaining to any Indebtedness of the Partnership, the General Partner or any of their respective Subsidiaries aggregating more than $25 million, the effect of which is to cause an acceleration, mandatory redemption or other required repurchase of such Indebtedness, or any such Indebtedness shall be otherwise declared to be due and payable (by acceleration or otherwise) or required to be prepaid, redeemed or otherwise repurchased by the Partnership, the General Partner or any such Subsidiary (other than by a regularly scheduled required prepayment) prior to the stated maturity thereof;

(f) (i) one or more material actions, suits or proceedings becomes pending before or by any Governmental Authority to which the Partnership, the General Partner, the Advisor or Griffin Capital Securities, Inc. or any Subsidiary thereof is a party, or of which any of their properties or other assets is the subject, that could reasonably be expected, individually or in the aggregate, to adversely affect the General Partner’s ability to continue to raise equity capital; provided, that five days’ notice of the same has been given to the Partnership and the General Partner;

(g) the termination or suspension of the broker/dealer’s license of Griffin Capital Securities, Inc. and, in the case of a suspension of such license, such suspension is not cured, waived or otherwise remedied within 60 days of notice; or

(h) the failure of the General Partner to qualify as a REIT under the Code.

“Exchange Act” has the meaning set forth in Section 7(f)(ii).

“Exchange Rate” has the meaning set forth in Section 10(a).

“Financial Covenants” means those covenants set forth in Section 7(e).

“GAAP” means generally accepted accounting principles in the United States of America in effect from time to time.

“Governmental Authority” means any court, board, agency, commission, office or other authority of any nature whatsoever for any governmental unit (federal, state, county, district, municipal, city or otherwise) whether now or hereafter in existence, including foreign Governmental Authorities.

“Holder Exchange Notice” has the meaning set forth in Section 10(b).

“Holder Exchange Notice Date” has the meaning set forth in Section 10(b).

“Holder Repurchase Price” has the meaning set forth in Section 6(a).

“Holder Repurchase Notice” has the meaning set forth in Section 6(b).

“Holder Repurchase Notice Date” has the meaning set forth in Section 6(b).

“Improvements” means the buildings, structures, fixtures, building equipment, additions, enlargements, extensions, modifications, repairs, replacements and improvements now or hereafter erected or located at any Property.

“Incumbent Directors” has the meaning set forth in the definition of “Change of Control”.

“Indebtedness” means, without duplication, the sum of the (i) indebtedness for borrowed money (excluding any interest thereon), secured or unsecured (including but not limited to all senior financing facilities, senior mortgages and/or fixed-rate long term debt) (the “Senior Debt”), (ii) reimbursement obligations under any letters of credit or similar instruments with regard to the Senior Debt, (iii) capitalized lease obligations, (iv) obligations under interest rate cap, swap, collar or similar transactions or currency hedging transactions (valued at the termination value thereof) and (v) guarantees of any Indebtedness of the foregoing of any other Person; provided, that Indebtedness shall not include “trade payables” incurred in the ordinary course of business and, in the case of the Partnership, shall not include the Preferred Units and, in the event that any Preferred Units have been exchanged for Series A Preferred Shares pursuant to Section 10, in the case of the Corporation, shall not include the Series A Preferred Shares.

“Investor Rights Agreement” means that certain Investor Rights Agreement, dated as of November 5, 2013, among the Partnership, the General Partner, the Advisor and SPT Griffin Holdings, LLC.

“KeyBank Bridge Credit Facility” means the Bridge Credit Agreement, dated as of December 11, 2012, among the Partnership and certain affiliated entities, the lenders party thereto, KeyBank National Association and Bank of America, N.A., as amended by the First Amendment to Bridge Credit Agreement and Omnibus Amendment to Loan Documents, dated as of June 13, 2013.

“Key Person Event” means the date on which Kevin Shields ceases to be the chief executive officer of the General Partner and the president of the Advisor and his successor is not put in office within 60 days thereof, such successor to be David C. Rupert or such other person appointed with the consent of the holders of record of at least a majority of the Preferred Units then outstanding, whose consent shall not be unreasonably withheld, conditioned or delayed.

“LIBOR” means, with respect to each Distribution Period, (i) the per annum rate for deposits in U.S. dollars for a period equal to the applicable Distribution Period, which appears on Reuters Screen LIBOR01 Page (or the successor thereto) as the London Interbank Offering Rate as of 11:00 a.m., London time, on that respective Distribution Period’s Distribution Payment Date (rounded upwards, if necessary, to the nearest 1/1000 of 1%); (ii) if such rate does not appear on said Reuters Screen LIBOR01 Page (or the successor thereto), the arithmetic mean (rounded as aforesaid) of the offered quotations of rates obtained by the Partnership from the Reference Banks for deposits in U.S. dollars for a period equal to the applicable Distribution Period to prime banks in the London interbank market as of approximately 11:00 a.m., London time, on that Dividend Payment Date and in an amount that is representative for a single transaction in the relevant market at the relevant time; or (iii) if fewer than two (2) Reference Banks provide the Partnership with such quotations, the rate per annum which the Partnership determines to be the arithmetic mean (rounded as aforesaid) of the offered quotations of rates which major banks in New York, New York selected by the Partnership are quoting at approximately 11:00 a.m., New York City time, on that Distribution Payment Date for loans in U.S. dollars to leading European banks for a period equal to the applicable Distribution Period in amounts of not less than U.S. $1.0 million. The Partnership’s determination of LIBOR shall be binding and conclusive on the holders of Preferred Units absent manifest error. LIBOR may or may not be the lowest rate based upon the market for U.S. dollar deposits in the London Interbank Eurodollar Market at which the Partnership prices loans on the date which LIBOR is determined by the Partnership as set forth above. Notwithstanding anything to the contrary contained herein, in no event shall LIBOR be less than the LIBOR Floor.

“LIBOR Floor” means 0.25%.

“LIBOR Rate” means, with respect to each Distribution Period, the quotient of (a) LIBOR applicable to such Distribution Period, divided by (b) a percentage equal to 100% minus the Reserve Requirements (if any) applicable to such Distribution Period.

“Lien” means any liens, mortgages, pledges, security interests, claims, options, rights of first offer or refusal, charges, conditional or installment sale contracts, claims of third parties of any kind or other encumbrances.

“Liquidation” has the meaning set forth in Section 4(a).

“Liquidation Preference” has the meaning set forth in Section 4(a).

“Make Whole Payment” means an amount equal to the amount of all Distributions that would have been payable on the Preferred Units being redeemed or repurchased, as the case may be, from and after the date of such redemption or repurchase, as the case may be, to and including the (i) 18-month anniversary of the Date of Issuance for the first 75% of the Preferred Units to be redeemed or repurchased and (ii) 24-month anniversary of the Date of Issuance for the remaining 25% of the Preferred Units to be redeemed or repurchased, in each case with no discount to present value. The Pay Rate used in determining the Make Whole Payment shall be the LIBOR Rate plus 7.25%, with the future monthly LIBOR Rates determined using the LIBOR forward curve published by Bloomberg, subject to the LIBOR Floor.

“Material Adverse Effect” with respect to any Person means any event, occurrence, development, change or effect that is, or is reasonably likely to be, individually or in the aggregate, materially adverse to the business, prospects, properties, operating assets, financial condition or results of operations of such Person and its Subsidiaries, taken as a whole; provided, that, in no event shall the following, either individually or in the aggregate, in and of itself be deemed to constitute a “Material Adverse Effect”: (i) the failure by the General Partner to meet independent, third party projections of earnings, revenue or other financial performance measures (provided, that the underlying facts, circumstances, operating results or prospects which cause the General Partner to fail to meet such projections may be considered in determining whether a “Material Adverse Effect” has occurred or is reasonably likely to occur); (ii) fluctuations in the price or net asset value of the REIT Shares; and (iii) the failure to obtain any tenant estoppel, other than the Required Tenant Estoppels.

“Material Contract” means each of the following contracts (and all amendments, modifications and supplements thereto and all side letters to which the Partnership, the General Partner or their respective Subsidiaries are a party affecting the obligations of any party thereunder) to which the Partnership, the General Partner or their respective Subsidiaries are a party or by which any of their respective Properties or assets are bound (notwithstanding anything below, “Material Contract” shall not include any contract that (1) is terminable upon 30 days’ notice without a penalty or premium, (2) will be fully performed and satisfied as of or prior to the Date of Issuance, (3) is a lease, or (4) is an organizational document):

(a) all agreements that call for aggregate payments by, or other consideration from, the Partnership, the General Partner or their respective Subsidiaries under such contract of more than $1 million over the remaining term of such contract;

(b) all agreements that call for annual aggregate payments by, or other consideration from, the Partnership, the General Partner or their respective Subsidiaries under such contract of more than $1 million over the remaining term of such contract;

(c) any agreement that contains any non-compete or exclusivity provisions with respect to any line of business in which the Partnership, the General Partner or their respective Subsidiaries is currently engaged or geographic area with respect to the Partnership, the General Partner or their respective Subsidiaries, or that purports to restrict in any material respect the right of the Partnership, the General Partner or their respective Subsidiaries to conduct any line of business in which the Partnership, the General Partner or their respective Subsidiaries are currently engaged or to compete with any Person or operate in any geographic area or location in which the Partnership, the General Partner or their respective Subsidiaries may conduct business;

(d) any partnership, limited liability company agreement, joint venture or other similar agreement entered into by the Partnership, the General Partner or their respective Subsidiaries with any third party;

(e) any contract for the pending purchase or sale, option to purchase or sell, right of first refusal, right of first offer or any other contractual right to purchase, sell, dispose of, or master lease, by merger, purchase or sale of assets or stock or otherwise, any real property including any Property or any asset that if purchased by any of the Partnership, the General Partner or their respective Subsidiaries would be a Property in the Portfolio;

(f) any contract pursuant to which the Partnership, the General Partner or their respective Subsidiaries agrees to indemnify or hold harmless any director or executive officer of the Partnership, the General Partner or their respective Subsidiaries (other than their organizational documents);

(g) any (A) loan agreement, letter of credit, indenture, note, bond, debenture, mortgage or any other document, agreement or instrument evidencing a capitalized leased obligation or other Indebtedness (secured or unsecured, direct or indirect, absolute or contingent (including guaranties of any obligation)) of, for the benefit of or payable to any of the Partnership, the General Partner or their respective Subsidiaries (other than among the Partnership, the General Partner and their respective Subsidiaries) in excess of $5 million, or (B) contract (other than any organizational document) to provide any funds to or make any investment in (whether in the form of a loan, capital contribution or otherwise) any Subsidiary or other Person;

(h) any employment agreements, severance, change in control or termination agreements with officers of any of the Partnership, the General Partner or their respective Subsidiaries;

(i) any contract pursuant to which any of the Partnership, the General Partner or their respective Subsidiaries has potential liability in respect of any purchase price adjustment, earn-out or contingent purchase price that, in each case, could reasonably be expected to result in future payments of more than $2 million; or any contract relating to the settlement or proposed settlement of any action, which involves the issuance of equity securities or the payment of an amount in excess of $2 million;

(j) any “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K under the Securities Act); and

(k) the Property Management Agreements.

“Net Capital Proceeds” means the proceeds from any Capital Event (including, but not limited to, equity offering proceeds, asset sale proceeds and proceeds of debt refinancings) in any fiscal quarter, less any amounts required to pay the costs and expenses incurred by the Partnership for such fiscal period and which are not paid from any related Net Capital Proceeds.

“Net Operating Cash Flow” means Revenues less Debt Service, Budgeted G&A and reasonable reserves.

An “Optional Repurchase Event” means the occurrence of any one or more of the following events:

(i) a breach of any of the Protective Provisions;

(ii) an Event of Default;

(iv) a Key Person Event;

(v) a Change of Control that has not been consented to pursuant to Section 7(d);

(vi) the failure of the General Partner to qualify as a REIT under the Code; or

(vii) the occurrence and continuance of a monetary or a material default beyond any applicable cure period under any of the Portfolio Loan Documents.

“Pay Rate” has the meaning set forth in Section 3(a).

“Permitted Lien” means, collectively (a) any Lien or security interests created by the Transaction Documents, (b) any Lien, encumbrances or other matters disclosed in a Title Insurance Policy, (c) any Lien, if any, for Taxes imposed by any Governmental Authority not yet due or delinquent and (d) such other title and survey exceptions as the holders of record of at least a majority of the Preferred Units then outstanding have approved or may approve in writing in such holders’ discretion.

“Portfolio” means the portfolio of office and industrial properties owned directly or indirectly by the Partnership and the General Partner as of the Date of Issuance, including the Columbia Portfolio to be acquired by the Partnership, as well as any and all subsequent property acquisitions made by the Partnership or the General Partner.

“Portfolio Loan Documents” means the governing loan documents, and any and all amendments thereto, for each of the Properties in the Portfolio.

“Preferred Directors” means, in the event that any Preferred Units have been exchanged for Series A Preferred Shares pursuant to Section 10, the members of the Board of Directors of the General Partner for which holders of Series A Preferred Shares have the right to elect pursuant to the terms of the Articles Supplementary.

“Preferred Units” has the meaning set forth in the opening paragraph of this Amendment.

“Property” means each individual property listed on Schedule IV to the Purchase Agreement (except for the Columbia Portfolio, which shall be acquired on the date of this Amendment), including the Improvements thereon, and such additional properties that may be acquired as part of the Portfolio.

“Property Manager” means Griffin Capital Essential Asset Property Management, LLC, a Delaware limited liability company.

“Property Management Agreements” means the existing and future property management agreements and other service agreements and all amendments and modifications thereto for each Property in the Portfolio.

“Protective Provisions” means those protective provisions set forth in Section 7(d).

“Purchase Agreement” means that certain Purchase Agreement, dated November 5, 2013, among the Partnership, the General Partner, SPT Griffin Holdings, LLC and Starwood Property Trust, Inc.

“Redemption Price” has the meaning set forth in Section 5(a).

“Reference Banks” means four major banks in the London interbank market selected by holders of record of at least a majority of the Preferred Units then outstanding.

“Required Tenant Estoppels” means the estoppels required under the Columbia Portfolio Purchase Agreement.

“Reserve Requirements” means, with respect to any Distribution Period, the maximum rate of all reserve requirements (including, without limitation, all basic, marginal, emergency, supplemental, special or other reserves and taking into account any transitional adjustments or other schedule changes in reserve requirements during the Distribution Period) which are imposed under Regulation D on eurocurrency liabilities (or against any other category of liabilities which includes deposits by reference to which LIBOR is determined or against, any category of extensions of credit or other assets which includes loans by a non-United States office of a depository institution to United States residents or loans which charge interest at a rate determined by reference to such deposits) during the Distribution Period and which are applicable to member banks of the Federal Reserve System with deposits exceeding one billion dollars, but without benefit or credit of proration, exemptions or offsets that might otherwise be available from time to time under Regulation D. In the event of any change in the rate of such Reserve Requirements under Regulation D during the applicable Distribution Period, or any variation in such requirements based upon amounts or kinds of assets or liabilities, or other factors, including, without limitation, the imposition of Reserve Requirements, or differing Reserve Requirements, on one or more but not all of the holders of the Preferred Units, the Partnership may use any reasonable averaging and/or attribution methods which it deems appropriate and practical for determining the rate of such Reserve Requirements which shall be used in the computation of the Reserve Requirements.

“Revenues” means, for any period, the sum of the total gross operating cash received by the Partnership and/or its Subsidiaries during such period, including all receipts of the Partnership and/or its Subsidiaries from (a) rent (including additional rent and percentage rent) paid to the Partnership and/or its Subsidiaries, (b) concessions, (c) expense reimbursements, (d) proceeds from rent, business interruption or other insurance, if any, (e) funds that are withdrawn from reserve accounts and deposited into the operating accounts of the Partnership and/or its Subsidiaries, and (g) other amounts received by the Partnership and/or its Subsidiaries in connection with the operation of its business; provided, however, that Revenues shall not include (x) Net Capital Proceeds, (y) any amounts received by the Partnership and/or its Subsidiaries incident to the liquidation of the Partnership and/or its Subsidiaries and (z) Capital Contributions.

“Semi-Annual Repurchase” has the meaning set forth in Section 5(b).

“Semi-Annual Repurchase Date” has the meaning set forth in Section 5(b).

“Senior Debt” has the meaning set forth in the definition of “Indebtedness”.

“Senior Loan-to-Value Ratio” means the ratio, expressed as a percentage, of (i) the sum of the Indebtedness to (ii) the aggregate “as stabilized” fee simple value of the Portfolio as set forth in an independent third party appraisal conducted in accordance with Financial Institutions Reform, Recovery and Enforcement Act of 1989 standards and acceptable to holders of record of at least a majority of the Preferred Units then outstanding.

“Series A Preferred Shares” has the meaning set forth in Section 5(i).

“Set apart for payment” means the recording by the Partnership in its accounting ledgers of any accounting or bookkeeping entry which indicates, pursuant to an authorization of a distribution by the General Partner, the allocation of funds to be so paid on any series or class of Partnership Units.

“Share Redemption Program” means the General Partner’s program pursuant to which the General Partner’s stockholders who have held REIT Shares for at least one year may, under certain circumstances, be able to cause all or any portion of such REIT Shares to be redeemed by the General Partner.

“Subordination Agreements” means (i) the Subordination of Management Agreements, dated as of November 5, 2013, among the Partnership, SPT Griffin Holdings, LLC and Griffin Capital Essential Asset Property Management, LLC and (ii) the Subordination of Second Amended and Restated Advisory Agreement, as amended, dated as of November 5, 2013, among the General Partner, SPT Griffin Holdings, LLC and the Advisor.

“Taking” means a temporary or permanent taking by any Governmental Authority as the result or in lieu or in anticipation of the exercise of the right of condemnation or eminent domain, of all or any part of any Property, or any interest therein or right accruing thereto, including any right of access thereto or any change of grade affecting any Property or any part thereof.

“Taxes” means all real estate and personal property Taxes, assessments, water rates or sewer rents (excluding income Taxes), now or hereafter levied or assessed or imposed against the Portfolio or part thereof, together with all interest and penalties thereon.

“Title Insurance Policy” means a policy of title insurance or title commitments.

“Transaction Documents” means, collectively, this Amendment, the Escrow Agreement, the Articles Supplementary, each of the Subordination Agreements and the Investor Rights Agreement.

Schedule A

Notice of Repurchase

The undersigned holder of Preferred Units hereby irrevocably requests Griffin Capital Essential Asset Operating Partnership, L.P., a Delaware limited partnership (the “Partnership”), to repurchase         Preferred Units in accordance with the terms of the Second Amended and Restated Limited Partnership Agreement of the Partnership and the Amendment thereto establishing the Preferred Units; and the undersigned irrevocably (i) surrenders such Preferred Units and all right, title and interest therein; and (ii) directs that the Holder Repurchase Price for such Preferred Units be delivered to the Person specified below at the address specified below. The undersigned hereby represents, warrants, and certifies that the undersigned (a) has good and unencumbered title to the Preferred Units that are the subject of this Notice, free and clear of the rights or interests of any other Person; (b) has the full right, power, and authority to request the repurchase requested herein; and (c) has obtained the consent or approval of all Persons, if any, having the right to consent or approve such repurchase of Preferred Units.

Dated:

Name:
(Please Print)

(Signature)

(If holder is an entity, name and title of signatory)

(Mailing Address)

(City) (State) (Zip Code)

A-1

Schedule B

Notice of Exchange

The undersigned holder of Preferred Units hereby notifies Griffin Capital Essential Asset Operating Partnership, L.P., a Delaware limited partnership (the “Partnership”), and Griffin Capital Essential Asset REIT, Inc., a Maryland corporation (the “General Partner”), that it is exercising its right to exchange          Preferred Units for shares of Series A Cumulative Voting Redeemable Preferred Stock (the “Series A Preferred Shares”) of the General Partner in accordance with the terms of the Second Amended and Restated Limited Partnership Agreement of the Partnership and Amendment No. 1 thereto establishing the Preferred Units; and the undersigned irrevocably (i) surrenders such Preferred Units and all right, title and interest therein; and (ii) directs that the Series A Preferred Shares to be issued in exchange for such Preferred Units be delivered to the Person specified below at the address specified below. The undersigned hereby represents, warrants, and certifies that the undersigned (a) has good and unencumbered title to the Preferred Units that are the subject of this Notice, free and clear of the rights or interests of any other Person; (b) has the full right, power, and authority to exercise the exchange right specified herein; and (c) has obtained the consent or approval of all Persons, if any, having the right to consent or approve such exchange of Preferred Units.

Dated:

Name:
(Please Print)

(Signature)

(If holder is an entity, name and title of signatory)

(Mailing Address)

(City) (State) (Zip Code)

B-1